Exhibit 99.1

News Release

For immediate release:

Contact:	(Media)
Anna Torma
509.835.1558

PotlatchDeltic Announces Chief Financial Officer Transition

SPOKANE, Wash., April 19, 2023 (BUSINESS WIRE) – PotlatchDeltic Corporation (Nasdaq: PCH) today announced that Jerry Richards will relocate to accept an opportunity with another company. Mr. Richards has resigned as the Company’s Vice President and Chief Financial Officer, effective April 19, 2023 and he will be focused on ensuring a smooth transition through his final day on May 12, 2023. Mr. Richards joined the Company in 2013.

“On behalf of our Board of Directors and everyone at PotlatchDeltic, I want to thank Jerry for his high character and financial leadership over the years. Jerry’s work has been fundamental to our growth, including the successful merger and integration of both Deltic Timber Corporation and CatchMark Timber Trust, Inc., and he is leaving us positioned with a strong balance sheet. We appreciate the lasting contributions Jerry has made to the Company and wish him well in his next role,” said Eric Cremers, President and Chief Executive Officer.

A formal search process for the selection of a new Chief Financial Officer will be initiated by the Company. Until that process concludes, Wayne Wasechek, Controller and Principal Accounting Officer, will serve as Interim Vice President, Chief Financial Officer and Chief Accounting Officer, effective April 19, 2023.

Mr. Richards’ resignation is not the result of any dispute regarding the Company’s corporate strategy, financial statements, or disclosures.

About PotlatchDeltic

PotlatchDeltic (Nasdaq: PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2.2 million acres of timberlands in Alabama, Arkansas, Georgia, Idaho, Louisiana, Mississippi, and South Carolina. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business, and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest management, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.